        Execution Version

SEPARATION AGREEMENT
This Separation Agreement (the “Agreement”) is made as of the December 31, 2018 (the “Effective Date”) by and between Dhruv Prasad (the “Executive”) and Townsquare Media, Inc., a Delaware Corporation (the “Company”).
WHEREAS, the Executive and the Company are party to that certain Employment Agreement entered into on October 16, 2017 (the “Employment Agreement”);
WHEREAS, the Executive and the Company agree that Executive’s departure shall be deemed a termination “Without Cause” pursuant to Section 5(d) of the Employment Agreement, effective January 31, 2019 (the “Separation Date”); and
WHEREAS, the Executive and the Company wish to resolve all outstanding matters pertaining to the Executive’s employment and intend that this separation be accomplished in a positive spirit and in the interest of goodwill between them;
NOW, THEREFORE, for the promises and covenants set forth herein and for such other good and valuable consideration, the receipt of which is hereby acknowledged, the Executive and the Company enter into this Agreement on the following terms and conditions:
1.Separation.
(a)    Effective as of the Separation Date, the Executive’s employment with the Company will be terminated “Without Cause,” and Executive will be deemed to have resigned from his position as the Co-Chief Executive Officer of the Company and from all of the Executive’s positions with the Company, it subsidiaries and its affiliates (and as a fiduciary of any benefit plan of the Company and its affiliates), including, without limitation, as a member of the Company’s Board of Directors (the “Board”). The Executive shall execute such additional documents as requested by the Company to evidence the foregoing.
(b)    Except as expressly provided in Sections 2 and 3 of this Agreement, the Separation Date will be the termination date of Executive’s employment for purposes of active participation in and coverage under all benefit plans and programs sponsored by or through the Company (the “Benefit Plans”) (it being understood that, for the avoidance of doubt, the Executive will continue to remain an active employee of the Company for purposes of the Benefit Plans and will continue to be paid the Base Salary, in each case, through the Separation Date, unless the Executive ceases to provide services to the Company or a “Cause” event occurs under the Employment Agreement, in each case, prior to the Separation Date).

2.    Accrued obligations; Survival of Rights and Obligations.
(a)    Accrued Compensation. Within sixty (60) days following the Separation Date (or such earlier time as may be required by applicable law), the Company shall pay the Executive the “Accrued Compensation,” including but not limited to: (i) Executive’s base salary for the month of January 2019 (totaling $71,979.17, less applicable withholdings and deductions) accruing prior to the Separation Date, (ii) Executive’s prorated bonus for 2019 (totaling $38,437.50, less applicable withholdings and deductions) pursuant to Section 7(c)(ii) of the Employment Agreement, and (iii) reimbursement for all of Executive’s business expenses incurred prior to the Separation Date.
(b)    2018 Annual Bonus. The Company acknowledges and agrees that, notwithstanding anything to the contrary in the Company’s 2018 annual bonus plan in which the Executive participated, the Company shall pay the Executive an amount equal to $400,000, less applicable withholdings and deductions, in full satisfaction of Executive’s annual bonus for 2018, payable no later than January 7, 2019.
(c)    Additional Payments and Benefits. Provided that the Second Release Effective Date (as that term is defined in Paragraph 5(h) herein) occurs, and subject to the Executive’s compliance with the terms and conditions of this Agreement at all times, the Company agrees to pay to Executive, no later than the sixtieth (60th) day following the Separation Date, $1,325,000, less applicable withholdings and deductions, which sum represents one (1) times the sum of Executive’s 2019 Base Salary and Target Bonus, in satisfaction of the Company’s severance obligation under Section 7(c)(iii) of the Employment Agreement.
(d)    Equity Incentive Awards. The Executive acknowledges and agrees that, as of the Effective Date, the Executive holds the following stock options to purchase Class B Common Shares of the Company (the “Options”):

Grant Date	Exercise Price	Will be Vested as of the Separation Date (“Vested Options”)	Will be Unvested as of the Separation Date (“Unvested Options”)
May 31, 2018	$6.31 per share	0	550,000
August 17, 2018	$8.74 per share	47,438	47,438
August 17, 2018	$8.74 per share	61,565	26,385
August 17, 2018	$8.74 per share	391,420	0

Provided that the Second Release Effective Date occurs, and subject to the Executive’s compliance with the terms and conditions of this Agreement at all times, the Company agrees that,

notwithstanding anything to the contrary in the Employment Agreement or the award agreements pursuant to which the Executive was granted the Options, the Executive’s Options will be treated as follows: (i) seventy-five percent (75%) of the Unvested Options will remain outstanding and eligible to vest from the Separation Date through the Second Release Effective Date, and will become fully vested as of the Second Release Effective Date and, subject to compliance with applicable securities laws, the Company will use commercially reasonable efforts to have any transfer restrictions removed from the shares of Company common stock subject to such Unvested Options, (ii) any Unvested Options that are not eligible to become vested pursuant to the immediately preceding subclause (i) will be forfeited by the Executive immediately and for no consideration as of the Separation Date, and (iii) the Executive’s Vested Options and the Unvested Options that vest pursuant to subclause (i) of this paragraph shall remain exercisable until the first to occur of the second (2nd) anniversary of the Separation Date and the original expiration date of such Options.
(e)     Class B Common Shares. The Company and the Executive acknowledge that, as of the Effective Date, the Executive beneficially owns 44,965 shares of the Company’s Class B common stock (the “Class B Shares”). Subject to compliance with applicable securities laws, the Company will use commercially reasonable efforts (including, without limitation, converting the Class B Shares into shares of Class A common stock of the Company) to cause the Class B Shares to be released to a brokerage account of the Executive’s choosing following the Separation Date.
3.    Continuation of Health Benefits and Perquisites. Provided that the Second Release Effective Date occurs, and subject to the Executive’s compliance with the terms and conditions of this Agreement at all times and timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay the Executive for the full amount of COBRA premiums incurred by Executive for continuation of his health and dental benefits at his current elections (including family coverage) during the eighteen (18)-month period following the Separation Date; provided, however, in the event that the Executive is eligible to receive comparable group health and dental benefits from a new employer, such continuation of COBRA coverage (and payments) by the Company under this Section 3 shall immediately cease.
4.    No Other Compensation. The Executive acknowledges and agrees that the Executive is not entitled to receive any additional compensation, bonus, equity compensation, payment in lieu of any paid time off, equity awards, severance payments or other payments or benefits of any kind from the Company or its parents, subsidiaries or its affiliates or with respect to the Executive’s employment with the Company or any of its parents, subsidiaries and affiliates other than the compensation described in this Agreement and that the payments provided pursuant to this Agreement are in full discharge of any and all liabilities and obligations of the Company and its affiliates to the Executive, monetarily or with respect to employee benefits or otherwise, including, but not limited to, any and all obligations arising under the Employment Agreement, any alleged written or oral employment agreement, policy, plan or procedure of the Company and its affiliates and/or any alleged understanding or arrangement between the Executive and the Company.
5.    Executive Release.
(a)    Consistent with Section 12(d) of the Employment Agreement and in consideration for and as a condition of the Executive’s receipt of certain payments and benefits set forth in this Agreement as applicable, the Executive, for himself, his attorneys, heirs, executors, administrators, successors, and assigns, hereby releases and forever discharges, and by this instrument releases and forever discharges the Company, and its current and former affiliated entities, parents, subsidiaries, and related entities, and its and their respective current and former predecessors, successors, parents, subsidiaries, assigns, representatives, agents, attorneys, contractors, shareholders, officers, directors and employees, both individually and in their official capacities (collectively, the “Company Parties”), from all debts, obligations, promises, covenants, agreements, contracts, endorsements, bonds, controversies, suits, actions, causes of action, judgments, damages, expenses, claims or demands, or liabilities of any nature whatsoever in law and in equity, both past and present and whether known or unknown, suspected, unsuspected or claimed (collectively, “Claims”), in law or in equity, which the Executive ever had, now has, or which may arise in the future regarding any matter arising on or before the date of the Executive’s execution of this Agreement or re-execution of this Agreement (as applicable), including, without limitation, all Claims (whether known or unknown, suspected or unsuspected) regarding the Executive’s employment at the Company through the date of the Executive’s execution of this Agreement or re-execution of this Agreement (as applicable) or the termination of the Executive’s employment from the Company no later than January 31, 2019, any contract (express or implied), any Claim for equitable relief or recovery of punitive, compensatory, or other damages or monies, attorneys’ fees, any tort, and all claims for alleged discrimination based upon age, race, color, sex, sexual orientation, marital status, religion, national origin, handicap, disability, or retaliation, including any claim, asserted or unasserted, to the maximum extent permitted by law, which could arise under Title VII of the Civil Rights Act; the Equal Pay Act; the Americans with Disabilities Act; the Civil Rights Act, 42 U.S.C. § 1981; the Employee Retirement Income Security Act; the Family and Medical Leave Act; the Civil Rights Act; the Worker Adjustment and Retraining Notification Act; the Fair Credit Reporting Act; the Immigration Reform and Control Act; the Corporate and Criminal Fraud Accountability Act, 18 U.S.C. § 1514A, also known as the Sarbanes Oxley Act; all applicable Connecticut state laws; and any other federal, state or local laws, rules, regulations or ordinances, whether equal employment opportunity laws, rules, regulations or ordinances or otherwise, or, subject to applicable law, any right under any Company pension or welfare plans; provided, however, that the Executive is not releasing any Claims for or rights to indemnification and continuing coverage under the Company’s directors and officers liability insurance as described in Section 12(g) of the Employment Agreement, Claims for or rights to any additional severance or equity vesting following a Change in Control as described in, and pursuant to the terms, conditions and limitations of, Section 7(c)(iii) of the Employment Agreement, Claims for or rights arising from the Executive’s ownership of equity interests in the Company, Claims for or rights to benefits and reimbursements in accordance with the terms of the Company’s benefit plans and arrangements (the plan documents of which will continue to govern), Claims or rights arising from obligations pursuant to the Employment Agreement or this Agreement that survive the Executive’s separation from employment, or Claims or rights that may not be released as a matter of law, including any whistleblower claim to any governmental regulatory authority.
(b)    Effective upon the Second Release Effective Date (as defined below), the Executive, for himself, his attorneys, heirs, executors, administrators, successors, and assigns, hereby releases and forever discharges the Company Parties from any and all Claims relating to the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq., or any similar state or local law (“ADEA”).
(c)    The Executive represents and agrees that the Executive has not filed any Claims, lawsuits, complaints, actions, proceedings or arbitrations against any of the Company Parties, or filed or caused to be filed any charges or complaints against any Company Party, with any municipal, state or federal agency charged with the enforcement of any law.
(d)    The Executive understands that the Executive may later discover Claims or facts that may be different than, or in addition to, those which the Executive now knows or believes to exist with regards to the subject matter of this Agreement, and which, if known at the time of executing or re-executing this Agreement (as applicable), may have materially affected this Agreement or the Executive’s decision to enter into it. The Executive hereby waives any right or Claim that might arise as a result of such different or additional Claims or facts.
(e)    In addition to any restrictions set forth in the Restrictive Covenants (as defined below), the Executive agrees not to disclose, nor use for the Executive’s benefit or the benefit of any other person or entity, any information received in connection with the Company, which is confidential or proprietary and (i) which has not been disclosed publicly by the Company, (ii) which is otherwise not a matter of public knowledge or (iii) which is a matter of public knowledge but the Executive knows or has reason to know that such information became a matter of public knowledge through an unauthorized disclosure. Such information includes, without limitation, the Company’s client lists, its trade secrets, any confidential information about (or provided by) any client or prospective or former client of the Company, information concerning the Company’s business or financial affairs, including its books and records, commitments, procedures, plans and prospects, products developed by the Company or current or prospective transactions or business of the Company and any “inside information.”

(f)    The Executive understands that notwithstanding anything to the contrary in this Agreement or otherwise, nothing shall limit the Executive’s (or the Executive’s attorneys’) rights under applicable law to (i) make any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law; (ii) participate, cooperate, or testify any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; or (iii) accept any U.S. Securities and Exchange Commission awards. In addition, nothing in this Agreement or any other agreement between the Executive and the Company Parties or any other policies of the Company Parties prohibits or restricts the Executive from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. The Executive has been notified that the immunity provisions in Section 1833 of Title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (x) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (y) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (z) to the Executive’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order. Nothing in this Agreement or any other agreement between the Executive and the Company Parties or any other policies of the Company Parties is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.
(g)    The Executive agrees and understands that, in connection with Executive’s re-execution of this Agreement within twenty-one (21) days following the Separation Date, the Executive is specifically releasing all Claims under ADEA. The Company’s obligations under Sections 2(c)-(e) and Section 3 of this Agreement are strictly contingent upon the Executive’s re-execution and non-revocation of this Agreement within twenty-one (21) days following the Separation Date. The date of the Executive’s re-execution of this Agreement is referred to herein as the “Re-Execution Date”. By re-executing this Agreement, the Executive advances to the Re-Execution Date Executive’s general waiver and release of all Claims against the Released Parties and the other covenants set forth in this Section 5. The Executive acknowledges that:
(i)    the Executive has read and understand this Agreement and signs it voluntarily and without coercion;
(ii)    the Executive does not waive rights or Claims that may arise after the date of the Executive’s execution or re-execution of this Agreement (as applicable);

(iii)    the Executive has until December 31, 2018 to execute this Agreement;
(iv)    the Executive has twenty-one (21) days from the Executive’s Separation Date in which to review and consider whether to re-execute this Agreement, although the Executive may opt to re-execute it sooner (but no earlier than the Separation Date);
(v)    the Executive has been encouraged by the Company that the Executive should discuss fully the terms of this Agreement with legal counsel of the Executive’s own choosing; and
(vi)    for a period of seven (7) days following the Re-Execution Date, the Executive shall have the right to revoke the waiver of Claims arising under ADEA.
(h)    The “Second Release Effective Date” shall occur on the eighth (8th) calendar day after the Re-Execution Date. If the Executive elects to revoke this Agreement within the seven (7)-day period described in Section 5(g)(vi) above, the Executive must inform the Company by delivering a written notice of revocation to the Company, c/o Alyssa Goldberg at 240 Greenwich Ave., Greenwich, CT 06830; or facsimile (888) 512- 4761, no later than 11:59 p.m. on the seventh (7th) calendar day after the Re-Execution Date. The Executive understands that, if the Executive elects to exercise this revocation right, this Agreement shall remain in full force and effect, but neither the Executive nor the Company shall have any rights under Sections 2(c)-(e) and Section 3 of this Agreement and the date of the releases and covenants set forth in this Section 5 shall not be advanced, but shall remain effective up to and including the date upon which Executive originally signs this Agreement. The Executive further understands that such payments under Sections 2(c)-(e) and Section 3 will not begin to be provided unless and until the revocation period expires without the Executive’s exercising the revocation right. The Executive agrees that if the Executive elects to re-execute this Agreement prior to the twenty-one (21) day consideration period, the Executive’s election is made freely and voluntarily and after having an opportunity to consult counsel.
6.    Company Release. In consideration for the Executive’s promises and covenants pursuant to this Release, the Company, including its current and former affiliated entities, parents, subsidiaries, and related entities, and its and their respective current and former predecessors, successors, parents, subsidiaries, assigns, and the Company Parties hereby forever release and discharge the Executive, the Executive’s heirs, executors, attorneys, representatives, successors, and assigns, from any and all Claims that the Company and the Company Parties had, now have, or may hereafter claim to have against the Executive (the “Company Release”) for any and all acts or omissions up to the Second Release Effective Date.  The Company Release specifically extends to, without limitation, any and all Claims or causes of action under common law as well as any Claims under any applicable state, federal, or local statutes and regulations; provided, however, that the Company Release does not waive, release, or otherwise discharge (a) any Claim that cannot legally be waived, (b) any right that the Company may have with respect to the enforcement of the restrictive covenant provisions of the Agreement or any other provision therein that have application following the Executive’s termination of employment with the Company, (iii) any Claim for fraud or criminal activity or (iv) any Claim for wrongful acts or breach of fiduciary duty of which a majority of the Board is unaware as of the date hereof.
7.    Restrictive Covenants. Executive hereby reaffirms his obligations under the Employment Agreement and agrees to comply at all times with his post-employment obligations in the Employment Agreement or otherwise (collectively, the “Restrictive Covenants”), including without limitation, Section 7(f) of the Employment Agreement (Cooperation), Section 9 of the Employment Agreement (Records and Confidential Data) and Section 10 of the Employment Agreement (Covenant Not to Solicit and Not to Compete), each and all of which are hereby incorporated into this Agreement and shall continue to apply in accordance with their terms; provided, however, that, the Company and the Executive acknowledge and agree that, solely for purposes of Section 10(b) of the Employment Agreement, the Restricted Period shall end on July 31, 2019 (rather than twelve (12) months after the Separation Date); provided, further, however, that the Executive and the Company acknowledge and agree that the Restricted Period with respect to Section 10(a)(iii) of the Employment Agreement shall be extended through January 31, 2021 (rather than twelve (12) months after the Separation Date), and Section 10(a)(iii) of the Employment Agreement shall be amended in its entirety to read as follows: (iii) (x) Solicit anyone who is then an employee of the Company (or who was an employee of the Company within the prior 12 months) (any such individual, an “Employee”) to resign from the Company or to apply for or accept employment with any other business or enterprise except pursuant to a general solicitation of employment which is not directed specifically to any such employees or (y) directly or indirectly, hire, engage or retain any such Employee or take any action to assist or aid any other person, firm, corporation or other entity in hiring, engaging or retaining any such Employee. The Executive acknowledges and agrees that, in addition to the remedies available to the Company under Section 11 of the Employment Agreement in respect of the Restrictive Covenants (Remedies for Breach of Obligations under Sections 9 or 10 hereof), the Executive will not challenge the reasonableness or enforceability of any of the Restrictive Covenants, and that the Executive will reimburse the Company and its affiliates for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the Restrictive Covenants if either the Company and/or its affiliates prevails on any material issue involved in such dispute or if the Executive challenges the reasonableness or enforceability of any of the Restrictive Covenants.
8.    Nondisparagement. From and after the Effective Date, the Executive will not, in any manner, directly or indirectly, make or publish any statement (orally or in writing) that would libel, slander, disparage, denigrate, ridicule or criticize the Company, any of its affiliates or any of their employees, officers or directors. The Company shall instruct members of the Company’s senior management team and members of the Board (collectively, the “Restricted Persons”) not to, in any manner, directly or indirectly, make or publish any statement (orally or in writing) that would libel, slander, disparage, denigrate, ridicule or criticize the Executive. The foregoing shall not be violated by either party by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).
9.    Return of Company Property.  Within forty-eight (48) hours of the Separation Date, the Executive shall return all Company property, including all computers, blackberries, other personal data devices, phones, credit cards, keys, and other property of the Company that are in the Executive’s possession or control, to the Employer on or before the Separation Date and hereby represents compliance with this Section 6. Specifically, the Executive covenants that, no later than forty-eight (48) hours following the Separation Date, the Executive returned to the Company, in good order and condition, any and all books, records, lists, and other written, typed, printed, or electronically stored material (including, but not limited to, computer disks and customized computer programs), or any other information of any kind deemed by the Company to be confidential and/or proprietary, whether furnished by the Company, or prepared by the Executive, that contains any information relating to the business of the Company, and the Executive covenants that the Executive has not and will not retain copies of those materials, nor will the Executive retain electronically stored data containing such information. If the Executive discovers any property of the Company or non-public, confidential, proprietary and/or trade secret information in the Executive’s possession after the Effective Date, the Executive shall promptly return such property to the Company or, at the instruction of the Company, destroy such property or information. Notwithstanding anything set forth in this Agreement to the contrary, the Executive shall be permitted to retain (i) his Company-provided laptop computer and printer, provided that the Executive make the computer available to the Company personnel to remove selected Confidential Information and other business-related files from such computer and (ii) his list of business and personal contacts and electronic calendar that are maintained on the Company’s servers or other Company devices.
10.    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and permitted assigns. The Company may not assign or delegate any rights or obligations hereunder except to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, as applicable. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, his beneficiaries or legal representatives, except by will or by the, laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s heirs, executors and legal personal representatives.

11.    Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by Certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to each other party; provided that all notices to the Company shall be directed to the attention of the General Counsel of the Company with a copy to the Board. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.
12.    Withholding. The Company shall be entitled to withhold the amount, if any, of all taxes of any applicable jurisdiction required to be withheld by an employer with respect to any amount paid to Executive hereunder. The Company, in its sole and absolute discretion, shall make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount hereof.
13.    Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
14.    Arbitration.
(a)    If any legally actionable dispute arises under this Agreement or otherwise that cannot be resolved by mutual discussion between the parties, then the Company and Executive each agree to resolve that dispute by binding arbitration before an arbitrator experienced in employment law. Such arbitration shall be conducted in accordance with the rules applicable to employment disputes of the Judicial Arbitration and Mediation Services (“JAMS”) and the law applicable to the claim. The parties shall have thirty (30) calendar days after notice of such arbitration has been given to attempt to agree on the selection of an arbitrator from JAMS. In the event the parties are unable to agree in such time, JAMS shall provide a list of five (5) available arbitrators and an arbitrator shall be selected from such five member panel provided by JAMS by the parties alternately striking out one name of a potential arbitrator until only one name remains. The party entitled to strike an arbitrator first shall be selected by a toss of a coin. The parties agree that this agreement to arbitrate includes any such disputes that the Company may have against Executive, or Executive may have against the Company and/or its related entities and/or employees, arising out of or relating to this Agreement, or Executive’s employment or Executive’s termination of employment including, but not limited to, any claims of discrimination or harassment in violation of applicable law and any other aspect of Executive’s compensation, employment, or Executive’s termination. The parties further agree that arbitration as provided for in this Section 14 is the exclusive and binding remedy for any such dispute and shall be used instead of any court action, which is hereby expressly waived, except for any request by any party for temporary, preliminary or permanent injunctive relief pending arbitration in accordance with applicable law or for breaches by Executive of the Restrictive Covenants or an administrative claim with an administrative agency. The parties agree that the arbitration provided herein shall be conducted in New York, New York unless otherwise mutually agreed. Each party shall pay its own proportionate share of the cost of any arbitration brought pursuant to this Section 14, and if either the Company or Executive prevails on substantially all material issues in such arbitration, the non-prevailing party shall pay all legal fees reasonably incurred by the Company or Executive, as applicable, in such arbitration.
(b)    It is part of the essence of this Agreement that any Claims or disputes hereunder shall be resolved expeditiously and as confidentially as possible. Accordingly, the parties agree that all proceedings in any arbitration shall be conducted under seal and kept strictly confidential, provided, however, that nothing precludes the parties from communicating with potential fact and/or expert witnesses.
15.    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts executed in and to be performed entirely within such State, without giving effect to the conflict of law principles thereof.
16.    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
17.    Entire Agreement. The Executive and the Company understand that this Agreement constitutes the complete understanding between the Company and the Executive, and, except as specifically provided herein, supersedes any and all agreements, understandings, and discussions, whether written or oral, between the Executive and any of the Released Parties, except for the provisions of the Employment Agreement which survive in accordance with its terms. No other promises or agreements shall be binding unless in writing and signed by both the Company and the Executive. Notwithstanding the foregoing, the Executive acknowledges and agrees that the Restrictive Covenants shall survive in accordance with their terms (as modified by this Agreement).
18.    Third-Party Beneficiaries.  The Company Parties are intended third-party beneficiaries of this Agreement, and this Agreement may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Company Parties hereunder. Except and to the extent set forth in the preceding sentence, this Agreement is not intended for the benefit of any person other than the parties hereto, and no such other person or entity shall be deemed to be a third party-beneficiary hereof. Without limiting the generality of the foregoing, it is not the intention of the Company to establish any policy, procedure, course of dealing, or plan of general application for the benefit of or otherwise in respect of any other employee, officer, director, or stockholder, irrespective of any similarity between any contract, agreement, commitment, or understanding between the Company and such other employee, officer, director, or stockholder, on the one hand, and any contract, agreement, commitment, or understanding between the Company and the Executive, on the other hand, and irrespective of any similarity in facts or circumstances involving such other employee, officer, director, or stockholder, on the one hand, and the Executive, on the other hand.
19.    Attorneys’ and Tax Advisory Fees. The Company will reimburse the Executive for up to $5,000 of the reasonable attorneys’ and tax advisory fees actually incurred by the Executive in connection with the drafting and review of this Agreement.
20.    Certain Defined Terms. Capitalized terms used but not defined herein shall have the meaning set forth in the Employment Agreement.
21.    Counterpart Agreements.  This Agreement may be signed in counterparts, and by facsimile or e-mail transmission, all of which shall be considered as original documents and which together shall constitute one and the same agreement.
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IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement as of the date set forth below.

TOWNSQUARE MEDIA, INC. By: /s/ Stuart Rosenstein Name: Stuart Rosenstein Title: Executive Vice President and Chief Financial Officer	Dated: December 31, 2018

EXECUTIVE /s/ Dhruv Prasad Dhruv Prasad	Dated: December 31, 2018

RE-EXECUTED (ON OR FOLLOWING THE SEPARATION DATE) ___________________________ Dhruv Prasad	Dated: ___________, 2019

RE-EXECUTED (ON OR FOLLOWING THE SEPARATION DATE)

TOWNSQUARE MEDIA, INC. By: _______________________ Name: Stuart Rosenstein Title: Executive Vice President and Chief Financial Officer	Dated: ___________, 2019

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